GENERAL CABLE CORPORATION

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President of Finance and

February 7, 2007

Investor Relations

(859) 572-8684

GENERAL CABLE REPORTS FOURTH QUARTER RESULTS; EPS OF $0.67

HIGHLAND HEIGHTS, KENTUCKY, February 7, 2007 – General Cable Corporation (NYSE: BGC) reported today revenues and earnings for the fourth quarter. Revenues were $925.3 million compared to $617.5 million in the prior year. Net income applicable to common shareholders for the fourth quarter of 2006 was $35.3 million compared to a net loss of $3.3 million in the fourth quarter of 2005. Earnings per share on a diluted basis for the fourth quarter ended December 31, 2006 was $0.67 compared to a loss per share of $0.08 in the fourth quarter of 2005.  In the fourth quarter of 2005, the Company recorded a charge of $16.3 million related to the preferred share conversion, including conversion transaction costs and the conversion premium, and a pre-tax gain of $0.5 million related to the facility closures undertaken during 2005. Excluding the impact of the fourth quarter preferred stock conversion and the gain related to plant rationalizations, earnings per share applicable to shareholders of the Company’s common stock on a diluted per share basis for the fourth quarter ended December 31, 2005 were $0.29.

Fourth Quarter Highlights

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Increased year-over-year fourth quarter operating margins by 250 basis points, on a metal-adjusted basis.

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Completed a $355 million convertible bond offering at less than 1% coupon; entered into separate hedge and warrant transactions to mitigate shareholder dilution.

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Booked a $70 million high voltage underground energy project in the United States.

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Extended a major telecommunications contract two years, approximately $65 million per year.

Fourth Quarter Results

Net sales for the fourth quarter of 2006 were $925.3 million, and represent an increase of $161.2 million or 21% compared to the fourth quarter of 2005 on a metal-adjusted basis.  Metal pounds sold increased 9% versus the fourth quarter of 2005. Acquired businesses added $138.7 million of net sales during the fourth quarter of 2006. The average price per pound of copper in the fourth quarter was $3.19, a decrease of $0.35, or 10% from the third quarter of 2006, and an increase of $1.16 or 57% from the fourth quarter of 2005. The average price per pound of aluminum in the fourth quarter was $1.28, an increase of $0.09, or 8% from the third quarter of 2006, and $0.29 or 29% from the fourth quarter of 2005.

Fourth quarter 2006 operating income was $57.5 million compared to fourth quarter 2005 adjusted operating income of $28.5 million, an increase of $29.0 million or 102%. Operating earnings as a percent of net revenues were 6.2% in the fourth quarter of 2006, an increase of approximately 250 basis points from the adjusted operating earnings percentage of 3.7% in the fourth quarter of 2005.

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS; EPS OF $0.67

Major Market Update

Net sales for the Company’s global electric utility business were up 44% on a metal-adjusted basis from the fourth quarter of 2005 with acquired revenues contributing about 32 points of the growth, or $85 million.  North American transmission cable volumes, as measured by metal pounds sold, were up 67% in the fourth quarter of 2006 compared to 2005. “This is now the fourth consecutive quarter that we have reported North American transmission cable growth of more than 20%,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “Combined with the tremendous growth we are experiencing in underground high-voltage systems, this clearly suggests that the electric transmission grid problems in North America and Europe are starting to be addressed. I believe this is the start of a long-term trend.”   Operating earnings for the Company’s global electric utility businesses were up 63% to $33.3 million in the fourth quarter of 2006 versus 2005. As a percentage of metal adjusted revenues, operating margins grew about 100 basis points to 8.7% in the fourth quarter of 2006 compared to 2005.  “The Company recently announced a $70 million dollar high-voltage award to be completed over the next two years.  Additionally, the Company has continued to win a number of smaller projects that have led to a rapidly building backlog for high-voltage systems, both underground and aerial.  We are addressing the growing backlog as well as other distribution and electrical infrastructure throughput constraints with an investment program that will exceed depreciation in the near term. This includes the continued modernization of the Silec facility in France. With capacity utilization expected to remain high, the Company built inventory for utility products during the seasonally slower winter months ahead of the 2007 construction season,” Kenny said.

Net sales for the Company’s global electrical infrastructure business were up 27% on a metal-adjusted basis from the fourth quarter of 2005 with acquired revenues contributing about 20 points of the growth, or $46 million. Operating earnings for the Company’s electrical infrastructure businesses were up eight-fold to $14.8 million in the fourth quarter of 2006 versus 2005. As a percentage of metal-adjusted revenue, operating margins grew about 420 basis points to 5.0% in the fourth quarter of 2006 compared to 2005. The increase in operating margins for the Company’s global electrical infrastructure business is primarily a result of increasing end-market demand, particularly in the global mining, oil, gas, and petrochemical markets, and increased pricing for the Company’s products in these markets. In addition, increasing utilization in North America and the resulting manufacturing leverage have significantly benefited our North American electrical infrastructure business.  Operating margins for the North American electrical infrastructure business have improved over 1000 basis points to 7.6% in the fourth quarter of 2006 from a negative 2.9% in the fourth quarter of 2005.  “The European market experienced some distributor inventory rebalancing during the fourth quarter, particularly for low voltage construction cable.  To properly balance this short term demand disruption and the resulting growth in inventory, we extended the normal holiday shutdown period for one of our Spanish facilities. The shutdown contributed to an inventory build, primarily of raw materials, which we expect will be liquidated quickly,” Kenny said.

In the communications market, demand for high-bandwidth data networking cables continues to accelerate. Despite some customer inventory reductions taking place in the channel during the fourth quarter, net sales for networking cables were up 40% in the fourth quarter of 2006 compared to 2005.  This increase is a result of improved end market demand, increased market prices and a continuing mix shift toward higher end networking products. In addition, we have added specialty shielded networking cables acquired from Silec, which added about 11 points of the growth. The mix of products continues to improve, with increasing demand for both shielded and unshielded 10-gigahertz products while volumes of low-end data cables have moderated or declined.  As a result of this growing demand, richer product mix and higher pricing, operating margins in the networking segment have improved by 820 basis points to 2.6% in the fourth quarter of 2006 compared to a negative 5.6% in 2005.

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS; EPS OF $0.67

Telecommunications cable demand continues to be volatile. During the fourth quarter, major
North American telecommunications companies reduced orders dramatically. Compared to volumes in the fourth quarter of 2005, these reductions were approximately 25% to 75% and led to unplanned increases in inventories. While some of this sales volume reduction was anticipated, the Company believes that much of it relates to the early exhaustion of capital budgets by the RBOC’s due in part to higher copper prices and relatively strong cable purchases in the first half of 2006.  While it is early in the first quarter, bookings are beginning to improve from the fourth quarter and the Company expects sales volumes to increase sequentially. The Company is continuing to reduce inventories of telecommunications cables, which is factored into our first quarter 2007 earnings outlook.

Selling, general and administrative expenses in the fourth quarter of 2006 were $64.4 million compared to $43.1 million in the fourth quarter of 2005. This increase is due principally to the addition of Silec and Beru, both of which were acquired in late 2005, and ECN which was acquired in August of 2006. We also recorded increased variable selling expenses on higher revenues. Selling, general and administrative expenses were 7.0% and 5.6% of metal-adjusted net sales in the fourth quarter of 2006 and 2005, respectively.

The Company’s effective tax rate for 2006 was 32.4%; lower than the expected full year rate of 36.5%. This reduction was due primarily to the release of deferred state and international tax valuation allowances resulting from the Company’s strong domestic and international pre-tax earnings. The required cumulative adjustments resulted in an effective tax rate of 29.1% in the fourth quarter of 2006.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on February 26, 2007 to preferred stockholders of record as of the close of business on January 31, 2007. The Company expects the quarterly dividend payment to approximate $0.1 million.

First Quarter 2007 Outlook

Commenting on the outlook for the first quarter of 2007, Kenny said, “We expect to see strong demand for all our products utilized in energy exploration, production, transmission, and distribution.  Backlogs are growing and market pricing continues to strengthen.  In this regard, our acquisitions of energy transmission and distribution specialists, Silec and ECN, have proven to be timely. In addition, we are right on target with respect to the synergies identified. Because of the late fourth quarter reduction in copper prices, some of our distribution partners appear to have reduced their inventory profile. We expect stocking activity to pick up throughout the quarter.  Overall, for the first quarter we expect revenues between $950 million and $1 billion and fully diluted earnings per share of $0.75 or higher,” Kenny concluded.

General Cable will discuss fourth quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, February 8. For more information please see our website at www.generalcable.com.

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GENERAL CABLE REPORTS FOURTH QUARTER RESULTS; EPS OF $0.67

With  nearly $3.7 billion of revenues and 7,700 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K/A filed with the Securities and Exchange Commission on November 8, 2006, as well as periodic reports filed with the Commission.

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TABLES TO FOLLOW

Release No. 0529

02/07/07